Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS
FIRST QUARTER 2007 FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, May 7, 2007 - Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today reported financial and operating results for the quarter ended March 31, 2007.

First Quarter 2007 Financial Results

Comstock reported net income of $12.6 million or 28¢ per diluted share for the three months ended March 31, 2007 as compared to 2006's first quarter net income of $29.6 million or 68¢ per diluted share. The 2006 results include an $8.2 million unrealized gain on derivatives held for price risk management. Without the unrealized gain, net income for the first quarter of 2006 would have been approximately $23.9 million or 55¢ per diluted share.

The first quarter results reflect the success that the Company's onshore development drilling program and offshore exploration activities have had in growing production. Comstock's production in the first quarter of 2007 increased 28% to 20.0 billion cubic feet equivalent of natural gas ("Bcfe") as compared to production of 15.7 Bcfe in the first quarter of 2006. Onshore production has increased 16% and offshore production was up 42% from the first quarter of 2006. The first quarter average daily production rate of 223 million cubic feet of natural gas equivalent ("Mmcfe") also has increased 13% from the fourth quarter production rate of 198 Mmcfe per day. The production gains were offset in part by lower oil and natural gas prices. The Company's realized natural gas price averaged $6.89 per Mcf in 2007's first quarter, 14% lower than the $8.05 per Mcf in 2006's first quarter. Realized oil prices in the first quarter of 2007 averaged $54.15 per barrel, 6% lower than the $57.91 per barrel for 2006. First quarter 2007's oil and gas sales of $146.0 million increased 11% from 2006's first quarter sales of $131.7 million. Operating cash flow (before changes in working capital accounts) generated by Comstock in 2007's first quarter of $100.5 million was 10% higher than 2006's first quarter cash flow of $91.5 million. EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses was $114.0 million in 2007's first quarter, a 14% increase from 2006's first quarter EBITDAX of $100.0 million.

First Quarter 2007 Drilling Results
Comstock also announced the results to date of its 2007 drilling program. In the first three months of 2007 Comstock drilled 48 wells (38.3 net). Forty-five of the wells drilled were successful and three were dry holes.

Onshore, Comstock drilled 44 (35.7 net) successful development wells in the first quarter of 2007. Comstock drilled 34 wells (27.4 net) in its East Texas and North Louisiana region which have been tested at an average per well initial production rate of 1.3 Mmcfe per day. At March 31, 2007 Comstock had six additional wells in this region that were being drilled which are part of Comstock's 115 well Cotton Valley drilling program planned in this region for 2007.

In South Texas, Comstock drilled four successful wells (2.7 net) during the first quarter of 2007, which had an average per well initial production rate of 7.5 Mmcfe per day. Two of the wells were in the Las Hermanitas field in Duval County, Texas and one well was drilled in each of the Company's Ball Ranch and Javelina fields. Comstock had two rigs drilling in this region on March 31, 2007. Comstock drilled six wells (5.6 net) in its Laurel and Maxie fields in Mississippi during the quarter. Three of these wells were tested at an average per well initial production rate of 185 barrels of oil per day and one well tested at 1.5 Mmcf of natural gas per day. Comstock had one rig drilling in the Laurel field at the end of the first quarter.

Comstock's offshore operations are conducted by its 49% owned subsidiary, Bois d'Arc Energy, Inc. (NYSE: BDE) ("Bois d'Arc").  Bois d'Arc has drilled three exploratory wells, 1.8 net to Bois d'Arc's interest and one development well (0.8 net). Bois d'Arc's OCS-G 22738 #3 well at South Timbalier block 75 is its second well to test the "Doc Holliday" prospect. To date this well has been drilled to a depth of 16,236 feet and has encountered pay in several new reservoirs. Bois d'Arc has set protective casing and is deepening the well to test additional prospective targets. Bois d'Arc's OCS-G 22648 #2 well drilled at South Marsh Island block 220 and a well drilled at Vermillion Block 50 were unsuccessful. Bois d'Arc also participated in another operator's deepwater exploratory prospect which was not successful. In addition to the deepening of the second "Doc Holliday" well, Bois d'Arc is currently drilling an exploratory well to test its "Dogbone" prospect at South Pelto block 7 and is participating in a second, non-operated deepwater test.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Oil and gas sales	$146,029	$131,724
Operating expenses:
Oil and gas operating	27,083	26,295
Exploration	11,133	4,875
Depreciation, depletion and amortization	56,707	30,685
General and administrative	9,702	8,135

Total operating expenses	104,625	69,990

Income from operations	41,404	61,734
Other income (expenses):
Interest income	296	237
Other income	130	54
Interest expense	(8,449)	(5,483)
Gain (loss) on derivatives	—	8,125

Total other income (expenses)	(8,023)	2,933

Income before income taxes and minority interest	33,381	64,667
Provision for income taxes	(14,824)	(26,299)
Minority interest in earnings of Bois d'Arc Energy	(5,999)	(8,734)

Net income	$12,558	$29,634

Net income per share:
Basic	$0.29	$0.70
Diluted	$0.28	$0.68

Weighted average common and common stock equivalent shares outstanding:
Basic	43,364	42,051
Diluted	44,238	43,429

COMSTOCK RESOURCES, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands)

	Three Months Ended March 31,
	2007	2006
Cash flow from operations:
Net cash provided by operating activities	$78,746	$85,539
Excess tax benefit from stock based compensation	166	197
Increase (decrease) in accounts receivable	4,874	(13,685)
Decrease in other current assets	(2,013)	(4,512)
Decrease in accounts payable and accrued expenses	18,771	23,953
Cash flow from operations	$100,544	$91,492

EBITDAX:
Net income	$12,558	$29,634
Interest expense	8,449	5,483
Income tax expense	14,824	26,299
Depreciation, depletion and amortization	56,707	30,685
Minority interest in earnings of Bois d'Arc Energy	5,999	8,734
Stock-based compensation	4,312	3,144
Exploration expense	11,133	4,875
Unrealized gain on derivatives	—	(8,828)
EBITDAX	$113,982	$100,026

	As of March 31,
	2007	2006

Balance Sheet Data:
Cash and cash equivalents	$12,003	$10,913
Other current assets	90,974	68,895
Property and equipment, net	1,857,521	1,431,289
Other	5,361	5,295
Total assets	$1,965,859	$1,516,392

Current liabilities	$147,153	$103,896
Long-term debt	511,000	319,000
Deferred income taxes	323,507	262,670
Asset retirement obligation	58,113	39,069
Minority interest in Bois d'Arc Energy	228,006	177,269
Stockholders' equity	698,080	614,488
Total liabilities and stockholders' equity	$1,965,859	$1,516,392

COMSTOCK RESOURCES, INC.
CONSOLIDATED OPERATING RESULTS
($ In thousands, except per unit amounts)
For the Three Months ended March 31, 2007
	Onshore(1)	Bois d'Arc Energy	Total
Oil production (thousand barrels)	251	368	619
Gas production (million cubic feet - Mmcf)	8,635	7,701	16,336
Total production (Mmcfe)	10,140	9,909	20,049

Oil sales	$12,054	$21,468	$33,522
Gas sales	57,793	54,714	112,507
Total oil and gas sales	$69,847	$76,182	$146,029

Average oil price (per barrel)	$48.03	$58.33	$54.15
Average gas price (per thousand cubic feet - Mcf)	$6.69	$7.10	$6.89
Average price (per Mcf equivalent)	$6.89	$7.69	$7.28
Lifting cost	$14,055	$13,028	$27,083
Lifting cost (per Mcf equivalent)	$1.39	$1.31	$1.35

Oil and gas capital expenditures	$84,251	$62,753	$147,004

(1) Includes the onshore results of operations of Comstock Resources, Inc.

For the Three Months ended March 31, 2006
	Onshore(1)	Bois d'Arc Energy	Total
Oil production (thousand barrels)	228	317	545
Gas production (million cubic feet - Mmcf)	7,369	5,065	12,434
Total production (Mmcfe)	8,740	6,968	15,708

Oil sales	$12,265	$19,337	$31,602
Gas sales	57,626	42,496	100,122
Total oil and gas sales	$69,891	$61,833	$131,724

Average oil price (per barrel)	$53.69	$60.95	$57.91
Average gas price (per thousand cubic feet - Mcf)	$7.82	$8.39	$8.05
Average price (per Mcf equivalent)	$8.00	$8.87	$8.39
Lifting cost	$13,855	$12,440	$26,295
Lifting cost (per Mcf equivalent)	$1.59	$1.79	$1.67

Oil and gas capital expenditures	$49,157	$46,457	$95,614

(1) Includes the onshore results of operations of Comstock Resources, Inc.

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
($ In thousands, except per unit amounts)

For the Three Months ended March 31, 2007

	East Texas/ North Louisiana	South Texas	Other	Total Onshore
Oil production (thousand barrels)	46	53	152	251
Gas production (million cubic feet - Mmcf)	5,381	2,577	677	8,635
Total production (Mmcfe)	5,657	2,896	1,587	10,140

Oil sales	$2,492	$2,958	$6,604	$12,054
Gas sales	35,501	18,101	4,191	57,793
Total oil and gas sales	$37,993	$21,059	$10,795	$69,847

Average oil price (per barrel)	$54.17	$55.81	$43.45	$48.02
Average gas price (per thousand cubic feet - Mcf)	$6.60	$7.02	$6.19	$6.69
Average price (per Mcf equivalent)	$6.72	$7.27	$6.80	$6.89
Lifting cost	$6,684	$3,322	$4,049	$14,055
Lifting cost (per Mcf equivalent)	$1.18	$1.15	$2.55	$1.39

Oil and Gas Capital Expenditures:
Leasehold costs	$398	$816	$2,400	$3,614
Exploratory drilling	—	2,255	442	2,697
Development drilling	54,707	11,677	10,009	76,393
Other development	242	483	822	1,547
Total	$55,347	$15,231	$13,673	$84,251

For the Three Months ended March 31, 2006

	East Texas/ North Louisiana	South Texas	Other	Total Onshore
Oil production (thousand barrels)	29	56	143	228
Gas production (million cubic feet - Mmcf)	4,243	2,285	841	7,369
Total production (Mmcfe)	4,417	2,623	1,700	8,740

Oil sales	$1,740	$3,474	$7,051	$12,265
Gas sales	32,766	18,198	6,662	57,626
Total oil and gas sales	$34,506	$21,672	$13,713	$69,891

Average oil price (per barrel)	$60.00	$62.04	$49.31	$53.68
Average gas price (per thousand cubic feet - Mcf)	$7.72	$7.96	$7.92	$7.82
Average price (per Mcf equivalent)	$6.02	$8.26	$8.07	$8.00
Lifting cost	$5,926	$3,649	$4,280	$13,855
Lifting cost (per Mcf equivalent)	$1.34	$1.39	$2.52	$1.59

Oil and Gas Capital Expenditures:
Leasehold costs	$1,294	$—	$757	$2,051
Exploratory drilling	—	75	—	75
Development drilling	21,056	—	17,351	38,407
Other development	6,641	—	1,983	8,624
Total	$28,991	$75	$20,091	$49,157